Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
STW PIPELINE MAINTENANCE & CONSTRUCTION, LLC
AND ADAM JENNINGS

This Agreement, dated as of September 23, 2013 (the "Effective Date"), is between STW Pipeline Maintenance & Construction, LLC, a Texas limited liability company, (the "Company") and Adam Jennings, an individual ("Employee").  STW Resources Holding Corp., a Nevada corporation (the “Parent Company”), which is the parent corporation and 100% limited liability company membership interest holder of the Company is a party to this Agreement only to the extent obligations to be performed by it are recited in this Agreement.

1. Term:  The Company shall employ Employee for the period (the “Term”) commencing on the Effective Date and ending upon the earlier of (i) the first anniversary of the Effective Date; or (ii) the date upon which Employee’s employment is terminated in accordance with Section 4.; or (iii) the date upon which this Agreement is extend to by the Parties’ mutual written extension to this Agreement.

2. Position and Responsibilities

2.A.           Position:  Employee is employed by the Company to render services to the Company in the position of President.  Although the Parent Company shall influence and direct many aspects of Employee’s employment with the Company, as the parent corporation of the Company, Employee acknowledges and agrees that he is not deemed an employee of the Parent Company by his or the Parent Company’s signing of this Agreement.  Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Employee by the Chief Executive Officer of the Parent Company.  Employee shall abide by the Company's and the Parent Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

2.B. Other Activities:  Except upon the prior written consent of the Parent Company, Employee will not, during the Term, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee's duties and responsibilities hereunder or create a conflict of interest with the Company.  During the Term, Employee shall devote substantially all of his business time and attention to the Company.

2.C.           No Conflict:  Employee represents and warrants that Employee's execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3. Compensation and Benefits

3.A.           Base Salary:  In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of one hundred and twenty thousand ($120,000) Dollars per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practices. Employee’s Base Salary will be reviewed at least annually in accordance with the Company’s established procedures for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company’s Compensation Committee. The Base Salary may not be decreased, except upon a mutual written agreement between the parties.

3.B.           Signing Bonus:  As a signing bonus, within thirty (30) days of the execution of this Agreement, the Parent Company shall transfer to Employee 300,000 shares of the Parent Company’s Common Stock, which shall be considered fully earned when transferred into Employee’s name.  On the 91st day of Employee’s employment, the Parent Company shall transfer to Employee an additional 300,000 shares of the Parent Company’s Common Stock, which shall be considered fully earned when transferred into Employee’s name.  On the 180th day of Employee’s employment, the Parent Company shall transfer to Employee an additional 300,000 shares of the Parent Company’s Common Stock, which shall be considered fully earned when transferred into Employee’s name.    On the 270th day of Employee’s employment, the Parent Company shall transfer to Employee an additional 300,000 shares of the Parent Company’s Common Stock, which shall be considered fully earned when transferred into Employee’s name.  Employee shall, as a condition to the receipt of such shares, pay the Company the amount of all required withholding taxes thereon.  Notwithstanding the foregoing, if Employee voluntarily resigns his employment with the Company before September 20, 2014, he will be obligated to promptly return the most recently issued 300,000 block of the Parent Company’s stock issued to him.

3.C.           Net Profits Interest Participation:  Employee shall be entitled to receive ten percent (10%) of the Company’s distributable limited liability company net profits (the “10% LLC Distribution”) while employed by the Company.  The 10% LLC Distribution will be paid to Employee at the same times that there are available funds to the Company (with reasonable allowances for contingency reserves) for LLC distributions, but, in any event, no less than quarterly.  Should Employee cease to be employed by the Company, Employee would only be entitled to a pro-rata share of the 10% LLC Distribution for that portion of the Quarter in which he was employed.  Employee understands and agrees that the grant and receipt of the 10% LLC Distribution does not confer upon Employee any equity ownership in Company, as the Parent Company shall continue to hold 100% of the LLC equity membership.

3.D.           Regular Bonus:  Employee shall be eligible for any bonus program or plan that is established by the Parent Company for similarly situated employees. The Parent Company’s Compensation Committee, in its sole discretion, may establish a bonus program or plan for Employee.

3.E.           Stock and Stock Options:  Employee will own Common Stock and/or Preferred Stock in the Parent Company. The Parent Company’s Compensation Committee, in its sole discretion, may grant Employee one or more stock options or other equity rights.

3.E(1). Employee Representations:  In connection with the shares of the Parent Company’s Common Stock to be granted to Employee pursuant to Section 3.B and any future grants of stock or options pursuant to this Section 3.D, Employee represents and warrants that:

3.E(1)(a)                      Employee is an “accredited investor” within the meaning of Rule 501 of the General Rules and Regulations under the Securities Act of 1933, as amended;

3.E(1)(b)                      Employee has sufficient knowledge and experience in financial and investment matters so that Employee is able to evaluate the risks and merits of Employee’s investment in the Parent Company’s stock and is able financially to bear the economic risks thereof;

3.E(1)( c)                      Employee will acquire the shares of the Parent Company stock for Employee’s own account and not with a view to or for sale in connection with any distribution thereof in violation of any securities laws, and Employee has no present or future intention of selling or distributing any of such securities in violation of any securities laws; and

3.E(1)(d)                      Employee is familiar with the business and financial condition, properties and operations and prospects of the Parent Company and has reviewed its most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), and has been afforded the opportunity to ask questions and receive answers from the Parent Company’s officers and directors concerning the business and financial condition, properties, operations and prospects of the Parent Company, and has asked such questions as Employee desires to ask and all such questions have been answered to  Employee’s full satisfaction.

3.E(2)           Stock Certificate Legend:  The Parent Company may, at its option, cause to conspicuously appear on all stock certificates representing the Parent Company’s stock which are issued and delivered to Employee pursuant to the provisions of Section 3.B or this Section 3.D, the legend set forth below, the provisions of which are agreed to by Employee:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFERING AND SALE OR OTHER TRANSFER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR (II) THE HOLDER HEREOF PROVIDES THE COMPANY WITH (A) A WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED TRANSFER OF SUCH SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (B) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER OF THIS SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

3.F.           Benefits:  The Company will provide Employee with benefits in accordance with the benefit plans established by the Company for similarly-situated executives from time to time in the Company’s sole discretion.  The Company will seek to establish a medical and dental insurance plan, long term disability program, Company-paid life insurance program, Company-paid excess liability umbrella policy coverage, and  a 401K Plan as promptly as practicable after the Effective Date.   The Company shall also provide Employee with at least four weeks of paid vacation leave annually, which shall accrue monthly and shall be governed by the Company’s regular policies and practices regarding vacation leave (as may be established and amended from time to time in the Parent Company’s sole discretion, including no more than one week of vacation taken at one time without the Company’s permission).

3.G.           Expenses:  The Company shall reimburse Employee for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with the Company’s expense reimbursement guidelines.  As soon as it is available to Company, the Company will provide Employee with a Company credit or debit card to use for business-related expenses.

3.H.           Company Vehicle:  The Company shall pay or provide to Employee $1,000.00 per month to cover the cost of leasing or owning a personal vehicle for Company use, which shall be a full-sized sedan or a full-sized truck or sport utility vehicle.  The Company’s payments to Employee under this paragraph will be included or not included in whole or in part in Employee’s taxable compensation, pursuant to the then-existing Internal Revenue Service Regulations regarding the business use of a vehicle.  The Company will also reimburse Employee for all operating expenses, maintenance and fees, including automobile insurance.  In the event Employee’s employment is terminated, the Company will no longer pay the $1,000 per month car allowance or the related reimbursed expenses for the car.

3.I.            Laptop Computer/Cellular Telephone:  The Company will provide Employee with a laptop computer, with normal business software installed, and a cellular phone PDA.

3.J.           Indemnification:  The Company agrees to defend and indemnify Employee against any liability that Employee incurs within the scope of his employment with the Company to fullest extent permitted by the Company’s articles and by-laws and Nevada’s corporation’s law.

4. Termination of Employment; Severance

4.A.           Termination By the Company:  The Company (by action of the Parent Company) may terminate Employee’s employment with the Company for Cause prior to the scheduled expiration date of the Term.

4.B.           Severance:  If Employee’s employment is terminated by the Company prior to the scheduled expiration date of the Term (other than a termination by the Company for Cause or as a result of Employee’s Disability (as defined below)), Employee will be eligible to receive the following: (i) an amount equal to tw0 (2) months of Employee’s then-current Base Salary (“Severance”) payable as follows: 50% of the Severance shall be paid as a lump sum within a reasonable period not to exceed sixty (60) days following the termination date and 50% of the Severance will be paid as salary continuation for two (2) months following the termination date; and (ii) reimbursement for any COBRA payments made by Employee for COBRA coverage during the two (1) months following the termination date. Employee shall not be entitled to any Severance payments or benefit continuation unless Employee executes a general release in favor of the Company in customary form to be provided by the Company.  Employee shall not be entitled to any other payments or benefits upon termination of his employment pursuant to this Section 4.B, except as provided in Section 5.E and Section 3.I.

4.C.           Termination For Cause:  For purposes of this Agreement, “Cause” shall mean: (i) Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Employee from the Company; (iv) Employee willfully fails to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to Employee from the Company; or (v) Employee engages in a pattern of failure to perform job duties diligently and professionally, which pattern is not cured within twenty (20) days after written notice to Employee from the Company.  Prior to the date of any termination for Cause, the Parent Company’s CEO shall meet and the Employee shall have an opportunity to present to the Parent Company’s CEO any information relevant to the event constituting Cause, unless waived by Employee.  The Company may terminate Employee’s employment For Cause at any time, without any advance notice.  Upon any termination for Cause pursuant to this Section 4.C, the Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease, except as provided in Section 5.E and Section 3.I.

4.D.           By Disability:  If Employee becomes eligible for the Company’s long term disability benefits or if, in the reasonable opinion of the Company’s Board of Directors, Employee shall be unable to carry out the responsibilities and functions of the position held by Employee by reason of any physical or mental impairment for more than forty-five (45) consecutive days or more than sixty (60) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Employee’s employment for “Disability”.  Upon any termination for Disability pursuant to this Section 4.D, the Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease, except as provided in Section 5.E and Section 3.I.  Nothing in this Section shall affect Employee’s rights under any disability plan in which he is a participant.

4.E.           Termination By Employee:   Employee may terminate his/her employment with the Company at any time for any reason, including no reason at all, upon thirty (30) days advance written notice. The Company shall have the option, in its sole discretion, to make Employee’s termination effective at any time prior to the end of such notice period as long as the Company provides Employee with all compensation to which he is entitled up through the last day of the thirty (30) day notice period. Thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 5.E and Section 3.I.

4.F.           By Death:  Employee’s employment shall terminate automatically upon his death.  The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing through the date of death. Thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 5.E and Section 3.I.  Nothing in this Section shall affect any entitlement of Employee’s heirs to the benefits of any life insurance plan or other applicable benefits.

5. Additional Termination Obligations

5.A.           Employee agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Employee incident to his or her employment belong to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.

5.B.           Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Employee shall cooperate with the Company in the winding up or transferring to other employees of any pending work and shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

5.C.           Employee agrees that following termination of his or her employment, Employee shall not access or use any of the Company’s computer systems, e-mail systems, voicemail systems, intranet system or other system, except as authorized by the Company in writing.

5.D.           The Company agrees that immediately following termination of Employee’s employment, the Company will take all steps reasonably necessary to release Employee from all personal guarantees or other personal obligations, if any, that Employee made with respect to any debts of the Company.

5.E.           Upon any termination of Employee’s employment with the Company, including as a result of the expiration of the Term, Employee shall be entitled to all benefits as provided in applicable Company benefit plans, any salary earned through the date of such termination, and reimbursement of all expenses incurred through the date of termination in accordance with the Company’s policies.

6. Inventions and Proprietary Information; Nonsolicitation

6.A.           Employee agrees to execute and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit “A”.

6.B.           Employee acknowledges that because of his/her position in the Company, Employee will have access to intellectual property and confidential information. During the term of his employment (plus any period in which the Company is paying the Employee Severance) and for one (1) year thereafter, Employee shall not, for Employee or any third party, directly or indirectly, (i) interfere with any business of any kind in which the Company (or any affiliate) is engaged, including, without limitation, diverting or attempting to divert or conducting business with any of its suppliers or customers, or (ii) solicit, induce, recruit, hire or encourage any person employed by the Company during the preceding six months to leave their employment with the Company.

6.C.           If any one or more provisions of this Section 6 or the referenced Exhibit “A” shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

7. Dispute Resolution

7.A.           The parties agree that any suit, action, or proceeding between Employee (and his or her attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Employee’s employment or termination that employment shall be brought in either the United States District Court for the Western District of Texas or in a Texas state court in the County of Midland and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the laying of venue for any such suit, action or proceeding brought in such court.

7.B.           Employee acknowledges that he is obligated under this Agreement to render services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value so that the loss thereof cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law, the Company shall have the right to injunctive relief for any actual or threatened violation of Section 6 of this Agreement in addition to any other remedies it may have.

8. Entire Agreement:  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Company’s Proprietary Information and Inventions Agreement, attached as Exhibit A, and any agreements related to the stock currently held by Employee).

9. Amendments; Waivers:  This Agreement may not be amended except by a writing signed by Employee and by a duly authorized representative of the Company other than Employee.  Delay or failure of either party to exercise any right under this Agreement shall not constitute a waiver of such right by such party.

10. Assignment:  Employee agrees that Employee will not assign any rights or obligations under this Agreement. Nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of all or substantially all of its assets.

11. Severability:  If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. Taxes:  All amounts paid to Employee under this Agreement (including, without limitation, Base Salary, Signing Bonus and Severance) shall be paid to Employee, less all applicable state and federal tax withholdings.

13. Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

14. Interpretation:  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15. Binding Agreement:  Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both the Company and Employee. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of the Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Employee’s duties or compensation will not affect the validity or scope of the remainder of this Agreement.

16. Employee Acknowledgment:  Employee acknowledges Employee has had the opportunity to consult legal counsel concerning this Agreement, that Employee has read and understands the Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

17. Date of Agreement:  The parties have duly executed this Agreement as of the date first written above.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.  The parties hereto agree that facsimile signatures shall be as effective as if originals.

STW Pipeline Maintenance& Construction, LLC                                                                                                Adam Jennings

___________________                                                                                     _________________
By STW Resources Holding Corp., its Sole Member
By: Stanley T. Weiner
Its:  CEO

STW Resources Holding Corp. (Signing as to its obligations as Parent Company only)
___________________
By: Stanley T. Weiner
Its:  CEO